Exhibit 4.3

NETLIST, INC.

STOCK OPTION AGREEMENT

(Form of Stock Option Agreement)

This STOCK OPTION AGREEMENT, dated as of July 1, 2009 (this “Agreement”), is between NETLIST, INC., a Delaware corporation (the “Company”), and Paul Duran (the “Optionee”).  Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Company’s 2006 Equity Incentive Plan, a copy of which is attached hereto as Exhibit A (the “Plan”).

1.             Grant of Option.  Pursuant to the Plan, the Company grants to the Optionee an option (the “Option”) to purchase from the Company all or any number of an aggregate of 50,000 shares, subject to adjustment pursuant to Section 8 of the Plan (the “Option Shares”), of the Company’s common stock, $.001 par value per share, at a price of $0.35 per share.  The Option is granted as of July 1, 2009 (the “Grant Date”).

2.             Character of Option.  The Option is intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.             Duration of Option.  Unless subject to earlier expiration or termination pursuant to the terms of the Plan, the Option shall expire on the ten year anniversary of the Grant Date.

4.             Exercisability of Option.  The Option may be exercised, at any time and from time to time until its expiration or termination, for any or all of those Option Shares in respect of which the Option shall have become exercisable, in accordance with the provisions set forth below in this Section 4, on or at any time prior to the date of any such exercise.  Subject to the provisions of the Plan (including, without limitation, the provisions of Section 7.1(e) of the Plan), the Option shall become exercisable (i) in the amount of 12,500 shares of Common Stock of the first anniversary of the Date of Grant, and (ii) in twelve (12) equal quarterly installments thereafter until vested in full (or otherwise terminated), such that, on July 1, 2013, the Option shall be vested as to all of the Shares, provided, however, that in the event that Optionee’s employment with the Company is terminated by the Company as a result of Optionee’s death or disability, an additional 25% of the total number of Shares (or such fewer number as then remain unvested) shall Accelerate and vest on the date of such termination.  These installments shall be cumulative, such that Optionee may exercise the Option as to any or all of the Shares covered by any installment at any time or times after such installment vests and prior to termination of the Option.  The foregoing notwithstanding, except to the extent the Option vests upon the termination of Optionee’s employment with the Company as provided above, the Option shall cease vesting upon the termination of Optionee’s employment with the Company for any reason.  Notwithstanding anything expressed or implied to the contrary in the foregoing provisions of this Section 4, the exercisability of the Option may, as provided in Section 7.1(d) of the Plan, at any time be Accelerated in the discretion of the Committee.

5.             Transfer of Option.  Other than as expressly permitted by the provisions of Section 6.4 of the Plan, the Option may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Optionee, may be exercised only by the Optionee.

6.             Incorporation of Plan Terms.  The Option is granted subject to all of the applicable terms and provisions of the Plan, including, but not limited to, the limitations on the Company’s obligation to deliver Option Shares upon exercise set forth in Section 9.2 (Violation of Law), Section 9.3 (Corporate Restrictions on Rights in Stock), Section 9.4 (Investment Representations) and Section 9.7 (Tax Withholding).

7.             Miscellaneous.  This Agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of Delaware and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Optionee.

IN WITNESS WHEREOF, the parties have executed this Incentive Stock Option Agreement as a sealed instrument as of the date first above written.

NETLIST, INC.		OPTIONEE

By:
	Michael S. Oswald	Paul Duran
Assistant Secretary
Optionee’s Address:

2

Exhibit A

NETLIST, INC.

2006 EQUITY INCENTIVE PLAN